Exhibit 99.1

Soleno Therapeutics Announces $16.5 Million Private Placement

Financing Led by Abingworth; Andrew Sinclair, Partner, to Join Soleno’s Board

Funding to Support Ongoing Phase III Clinical Program (DESTINY PWS) for DCCR in Prader-Willi Syndrome

REDWOOD CITY, Calif., December 19, 2018 – Soleno Therapeutics, Inc. (NASDAQ: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, today announced that it has entered into a definitive agreement with certain institutional and accredited investors to raise aggregate gross proceeds of approximately $16.5 million through the private placement of its equity securities (“PIPE”). The financing was led by Abingworth LLP, a leading transatlantic bioscience investment firm, and supported by certain of Soleno’s existing investors, including Oracle Investment Management and entities associated with Jack W. Schuler, as well as Ernest Mario, the Chairman of the company’s Board of Directors. In connection with this financing, Andrew Sinclair, a Partner at Abingworth, will join Soleno’s Board of Directors.

Soleno will sell 10,272,375 Units at $1.60625 per Unit. Each Unit consists of one share of Soleno’s Common Stock at a purchase price of $1.60, the closing price of the Common Stock on December 18, 2018, and one warrant to purchase 0.05 shares of Common Stock at a purchase price of $0.00625 per warrant, for gross proceeds of approximately $16.5 million. Each warrant has an exercise price of $2.00 per share. The warrants become exercisable on the six month anniversary of the closing of the PIPE and will have a term of five years.

Soleno intends to use the net proceeds from the offering to support the ongoing DESTINY Phase III program (“DESTINY PWS”) of Diazoxide Choline Controlled-Release (“DCCR”) in Prader-Willi syndrome (“PWS”), a rare and complex genetic neurobehavioral/metabolic disorder affecting appetite, growth, metabolism, cognitive function, and behavior, as well as general corporate purposes.

Roth Capital Partners is acting as sole placement agent for the transaction.

This press release is issued pursuant to Rule 135(c) under the Securities Act of 1933, as amended, and does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities to be sold in the PIPE have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Soleno has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement. Soleno has agreed to file the registration statement no later than March 30, 2019. If any shares are unable to be included on the initial registration statement, Soleno has agreed to file subsequent registration statements until all the shares have been registered, and the registration rights agreement imposes certain customary cash penalties on Soleno for its failure to satisfy specified filing and effectiveness time periods.

About PWS

The Prader-Willi Syndrome Association USA estimates that one in 12,000 to 15,000 people in the US have PWS. The hallmark symptom of this disorder is hyperphagia, a chronic feeling of insatiable hunger that severely diminishes the quality of life for PWS patients and their families. Additional characteristics of PWS include behavioral problems, cognitive disabilities, low muscle tone, short stature (when not treated with growth hormone), the accumulation of excess body fat, developmental delays, and incomplete sexual development. Hyperphagia can lead to significant morbidities (e.g., stomach rupture, obesity, diabetes, cardiovascular disease) and mortality (e.g., choking, accidental death due to food seeking behavior). In a global survey conducted by the Foundation for Prader-Willi Research, 96.5% of respondents (parent and caregivers) rated hyperphagia as the most important or a very important symptom to be relieved by a new medicine. There are currently no approved therapies to treat the hyperphagia/appetite, metabolic, cognitive function, or behavioral aspects of the disorder. Diazoxide choline has received Orphan Drug Designation for the treatment of PWS in the U.S. and E.U.

About Diazoxide Choline Controlled-Release Tablet

Diazoxide choline controlled-release tablet is a novel, proprietary extended-release, crystalline salt formulation of diazoxide, which is administered once-daily. The parent molecule, diazoxide, has been used for decades in thousands of patients in a few rare diseases in neonates, infants, children and adults, but has not been approved for use in PWS. Soleno conceived of and established extensive patent protection on the therapeutic use of diazoxide and DCCR in patients with PWS. The DCCR development program is supported by data from five completed Phase I clinical studies in healthy volunteers and three completed Phase II clinical studies, one of which was in PWS patients. In the PWS Phase II study, DCCR showed promise in addressing hyperphagia, the hallmark symptom of PWS, as well as several other symptoms such as aggressive/destructive behaviors, fat mass and abnormal lipid profiles.

About Soleno Therapeutics, Inc.

Soleno is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The company’s lead candidate, DCCR, a once-daily oral tablet for the treatment of PWS, is currently being evaluated in a Phase III clinical development program.

For more information, please visit www.soleno.life.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ability to complete the Phase III clinical development program of DCCR in PWS in 2019.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in Soleno’s annual and quarterly reports filed with the Securities and Exchange Commission, including under the caption titled “Risk Factors.” Soleno expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Corporate Contact:

Brian Ritchie

LifeSci Advisors, LLC

212-915-2578

Media Contact:

Allison Blum, Ph.D.

LifeSci Public Relations

646-627-8383